Exhibit 99.1

National & Retail Trades and First Call

For release: April 7, 2005 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS MARCH COMPARABLE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – April 7, 2005 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended April 2, 2005 increased 9.4 percent over the four-week period ended April 3, 2004. On a comparable store basis, sales decreased 1.0 percent.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc.(dec.) - This Year
	April 2,	April 3,	All	Comp
	2005	2004	Stores	Stores

March	$ 1,091.4	$ 997.2	9.4%	-1.0%
YTD	$ 1,804.1	$ 1,589.4	13.5%	1.7%

The Company remains comfortable with its previous earnings guidance of $0.35 to $0.37 per diluted share for the first fiscal quarter of 2005.

During March, the Company successfully opened 15 new stores, including four stores in the Southwest region, three stores each in the Mid-Atlantic, South Central and Southeast regions and two stores in the Midwest region. The Company will celebrate the grand opening of 17 additional stores today, including three new stores in the Buffalo, New York market.  Additionally, the Company will open one store in May.

The Company expects to open approximately 95 stores for 2005.  The remainder of the stores will be opened in the third fiscal quarter. New markets opening in the fall include Orlando and Jacksonville, Florida.

On April 2, 2005, the Company operated 652 stores in 40 states, compared with 563 stores in 37 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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